Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share (3)	4,000,000	$1.1415	$4,560,000	$422.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of American Battery Technology Company, a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, as amended, using the last sale reported of the Registrant’s common stock as reported on the OTCQB on April 20, 2022.

(3)	Represents shares issued in connection with the employment agreements between the Registrant and certain employees of the Company as further explained herein.